Exhibit 99.1
Central Vermont Public Service NEWS RELEASE For Immediate Release: August 8, 2008 Central Vermont Reports Second-Quarter Earnings

▪	Year-to-date earnings of $9.9 million, or 94 cents per diluted share, up from 58 cents last year
▪	Second-quarter earnings of $4 million, or 38 cents per diluted share, up from 4 cents last year
▪	Utility operating income up $3.7 million for the year and $3.4 million for the quarter
▪	Increased resale revenues and earnings from affiliates contributing to favorable results
▪	Retail revenues slightly higher than last year
▪	2.3 percent retail rate increase effective Feb. 1
▪	Reaffirms guidance for 2008 at $1.50 to $1.60 per share

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported second-quarter 2008 consolidated earnings of $4 million, or 38 cents per diluted share of common stock, up from $0.5 million, or 4 cents per diluted share of common stock, for the same period last year.

CV reported consolidated earnings of $9.9 million, or 94 cents per diluted share of common stock, for the first six months of 2008, up from $6.2 million, or 58 cents per diluted share of common stock, for the same period last year.

"Thanks to sound power supply management and a continued focus on controlling costs, our second quarter financial performance helps position us to meet our 2008 earnings guidance," President Bob Young said.  "Looking ahead, in the fourth quarter, we expect to have a decision in our Alternative Regulation filing.  The implementation of this plan will provide more timely adjustments to power and O&M costs, which will better serve the interests of customers and shareholders alike."

Second-quarter 2008 results compared to 2007
Operating revenues increased $7.1 million, including a $6.1 million increase in resale revenues, a $0.4 million increase in retail revenues and a $0.5 million increase in other operating revenues.  Resale revenues increased due to higher average market prices and a 24 percent increase in excess power available for resale.  We had more power available for resale because retail sales volume decreased almost 3 percent during the period and because we purchased more power under long-term power contracts.  These purchases were primarily from Entergy Nuclear because Vermont Yankee operated at nearly full capacity in the second quarter of 2008, while the plant had a scheduled refueling outage during the same period in 2007.  Retail revenues increased slightly during the period for many of the same reasons described below, and other operating revenues increased due to sales of transmission rights.

Purchased power expense increased $1.5 million due to increased purchases of Vermont Yankee plant output and increased output from Independent Power Producers.  These increases were partially offset by decreased short-term purchases largely due to replacement power purchases during the Vermont Yankee second-quarter 2007 scheduled refueling outage and decreased deliveries from Hydro-Quebec.

Other operating expenses increased $0.8 million.  Transmission expenses increased $2.7 million due to higher costs from Vermont Transco LLC ("Transco") for its capital projects, administrative and general costs and lower reimbursements under the New England transmission tariff.  Maintenance expenses decreased $2 million due to lower service restoration costs, partially offset by increased tree trimming expenses.  In April 2007 we experienced one of the largest storms in our history with an incremental cost of $3.3 million.

Equity in earnings from affiliates increased $2.4 million largely as a result of the $53 million investment that we made in Transco in December 2007.  Other factors affecting second quarter 2008 results included a $0.6 million decrease in other income, net due to a decline in the cash surrender value of variable life insurance policies in trust to fund a supplemental employee retirement plan, and a $0.6 million increase in interest expense resulting from the issuance of $60 million first mortgage bonds in May 2008.

Year-to-Date 2008 results compared to 2007
Operating revenues increased $11.6 million, including a $10 million increase in resale revenues, a $1.3 million increase in other operating revenues and a $0.3 million increase in retail revenues.  Resale revenues increased due to higher average market prices and a 21 percent increase in excess power available for resale for the same reasons described above.  Other operating revenues increased as a result of sales of transmission rights and retail sales increased slightly.  The favorable impact of the 2.3 percent retail rate increase effective February 1, 2008 and higher average unit prices due to customer mix were largely offset by a 3.5 percent decrease in sales volume.  The decrease reflects lower average usage resulting from a slowing economy and energy conservation, including the effect of the loss of three industrial customers due to plant closures.

Purchased power expense increased $2.1 million for the same reasons described above.  Other operating expenses increased $5.3 million, including a $4.9 million increase in transmission expenses and a $1.3 million decrease in maintenance expenses for many of the same reasons described above.  Other factors included higher employee-related costs, regulatory amortizations and higher reserves for uncollectible accounts.

Equity in earnings from affiliates increased $4.9 million, while other income, net decreased $1.6 million and interest expense increased $1.4 million for the reasons described above.

2008 Financial Guidance
CV affirms its previous guidance of expected 2008 earnings in the range of $1.50 to $1.60 per diluted share. As part of a rate agreement approved by the Vermont Public Service Board, the company's allowed rate of return is capped at 10.71 percent effective February 1, 2008, down slightly from 10.75 percent.

Webcast
CV will host an earnings teleconference and webcast on August 11, 2008 beginning at 2 p.m. EDT.  At that time, CV President and CEO Robert Young and CV Chief Financial Officer Pamela Keefe will discuss the company's financial results, as well as progress made toward achieving its long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "Q2 2008 Central Vermont Public Service Earnings Conference Call" link on the investor relations section of the company's website at www.cvps.com. An audio archive of the call will be available at approximately 4 p.m. EST at the same location or by dialing 1-888-286-8010 and entering passcode 92732529.

About CV
CV is Vermont's largest electric utility, serving more than 159,000 customers statewide.  CV's non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Form 10-Q
Today the company filed its second-quarter 2008 Form 10-Q with the Securities and Exchange Commission.  A copy of that report is available on the investor relations section of our web site, www.cvps.com.  Please refer to it for additional information regarding our condensed consolidated financial statements, results of operations, capital resources and liquidity.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Reconciliation of Earnings Per Diluted Share as of June 30, 2008

	Three Months Ended	Six Months Ended
2007 Earnings per diluted share	$0.04	$0.58
Higher operating revenues	0.40	0.66
Higher equity in earnings of affiliates	0.21	0.27
Higher purchased power expense	(0.08)	(0.12)
Higher transmission expense	(0.15)	(0.28)
Lower (higher) other operating expenses	0.11	(0.02)
Other	(0.15)	(0.15)
2008 Earnings per diluted share	$0.38	$0.94

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com

Central Vermont Public Service Corporation - Consolidated
Earnings Release (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Condensed income statement
Operating revenues:
Retail sales	$65,573	$65,142	$140,979	$140,683
Resale sales	16,177	10,044	29,679	19,651
Other	2,737	2,194	5,053	3,742
Total operating revenues	84,487	77,380	175,711	164,076
Operating expenses:
Purchased power - affiliates and other	41,282	39,819	84,188	82,079
Other operating expenses	38,116	37,268	78,143	72,803
Income tax expense	846	(594)	2,705	2,244
Total operating expense	80,244	76,493	165,036	157,126
Utility operating income	4,243	887	10,675	6,950

Other income:
Equity in earnings of affiliates	4,014	1,589	8,199	3,291
Other, net	59	621	(465)	1,112
Income tax expense	(1,458)	(364)	(2,883)	(890)
Total other income	2,615	1,846	4,851	3,513

Interest expense	2,857	2,212	5,617	4,236
Net income	4,001	521	9,909	6,227
Dividends declared on preferred stock	92	92	184	184
Earnings available for common stock	$3,909	$429	$9,725	$6,043

Per common share data
Earnings per share of common stock - basic	$0.38	$0.04	$0.94	$0.59
Earnings per share of common stock - diluted	$0.38	$0.04	$0.94	$0.58

Average shares of common stock outstanding - basic	10,337,893	10,186,907	10,306,699	10,161,336
Average shares of common stock outstanding - diluted	10,397,675	10,307,095	10,387,289	10,355,990

Dividends declared per share of common stock	$0.23	$0.23	$0.69	$0.69
Dividends paid per share of common stock	$0.23	$0.23	$0.46	$0.46

Supplemental financial statement data
Balance sheet
Investments in affiliates			$96,902	$39,913
Total assets			$557,145	$501,631
Notes Payable			$10,800	$17,250
Common stock equity			$193,326	$180,073
Long-term debt (excluding current portions)			$172,950	$115,950

Cash Flows
Cash and cash equivalents at beginning of period			$3,803	$2,799
Cash provided by operating activities			15,897	8,648
Cash used for investing activities			(15,877)	(9,674)
Cash provided by financing activities			2,739	2,418
Cash and cash equivalents at end of period			$6,562	$4,191